Exhibit 99.1

Friday, April 27, 2018

HomeTown Bankshares Corporation

Reports Increased Market Share and Earnings Growth for First Quarter of 2018

Core Revenue Up 7% on Solid Growth in Loans and Core Deposits

NASDAQ Listing

HomeTown Bankshares Corporation is listed with the NASDAQ Capital Markets under the trading symbol “HMTA”. During Q1 of 2018, the stock closed as high as $11.95 with an average close of $11.56 and most recent closing price of $12.10 on April 26, 2018.

Operating Performance Highlights

●         Total Revenue was up 18% in Q1 2018 vs. Q1 2017; Net Revenue, excluding non-recurring income of $630,000, was $6.1 million in Q1 2018, up 7% from $5.7 million in Q1 2017

●         The non-recurring income during Q1 2018 was the recognition of a gain on bank owned life insurance

●         Net Interest Income was up 6% in Q1 2018 over prior year with a one basis point increase in the Net Interest Margin to 3.55% for Q1 2018

●         Noninterest Income for Q1 2018, net of non-recurring income, increased to $757,000 vs. $697,000 the prior year

●         Net Income Available to Shareholders of $1.2 million in Q1 2018 vs. $765,000 in 2017

●         Fully diluted Earnings per Share of $0.20 for first quarter of 2018, compared with $0.13 per share for Q1 2017

Continued Strong Loan and Core Deposit Growth

●         Total Assets of $551 million at March 31, 2018, increasing $17 million or 3% over Q1 2017.

●         Total Loans of $456 million at March 31, 2018, up $28 million or 6% for Q1 2018 over Q1 2017

●         Total Loans were up $11 million or 10% on an annualized basis since December 31, 2017.

●         Total Core Deposit Growth of 4% in Q1 2018 with Total Deposits of $476 Million, up $12 million or 3% for Q1 2018 over 2017 after a $9 Million or 45% reduction in wholesale deposits and related costs

Credit Quality Remains Strong

●         YTD net charge-offs for Q1 2018 were $135,000 or 0.12% of average loans vs. a net recovery of $20,000 or -0.02% of average loans for Q1 2017

●         Nonperforming assets, excluding performing restructured loans, increased to 0.93% of total assets at March 31, 2018 vs. 0.76% in 2017

●         Nonperforming assets, including restructured loans, amounted to 1.63% of total assets at March 31, 2018 vs. 1.51% in Q1 2017

●         Nonaccrual loans remained low at 0.32% of total loans at March 31, 2018 and 0.22% of total loans at March 31, 2017; OREO increased to $3.62 Million at Q1 2018 from $3.15 million at Q1 2017

●         Past due accruing loans improved and remained at historically low levels of 0.21% of total loans at March 31, 2018 vs. 0.33% at March 31, 2017

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, (540) 278-1705

Vance W. Adkins, Executive Vice President and CFO, (540) 278-1702

HomeTown Bankshares Reports Increased Market Share and Earnings Growth for First Quarter of 2018

Core Revenue Up 7% on Solid Growth in Loans and Core Deposits

ROANOKE, VA, April 27, 2018 (GLOBE NEWSWIRE) - HomeTown Bankshares Corporation, (NASDAQ:HMTA), the parent company of HomeTown Bank, grew assets $17 million in Q1 2018 over prior year to $551 million at March 31, 2018 with continued solid growth in both loans and core deposits. The Company reported net income available to common shareholders of $1.2 million for the first quarter ended March 31, 2018 vs. $765,000 for the first quarter of 2017. Net Income available to common shareholders included $630,000 in non-recurring income for 2018. The non-recurring income during Q1 2018 was recognition of a gain on bank owned life insurance. Earnings per share on a fully diluted basis were $0.20 for the first quarter of 2018 and $0.13 per share for the first quarter of 2017.

"We are pleased with our continued solid growth in both loans and core deposits, increasing our net interest income and our net interest margin accordingly, said Susan K. Still, President and CEO. We look forward to continuing to capitalize on the competitive changes in our market(s) with solid market share growth and asset quality," she continued.

Revenue

Core revenues increased 7% due to solid loan and core deposit growth system-wide. Core revenue amounted to $6.1 million during the first quarter, before non-recurring income of $630,000, which compared to $5.0 million for the first quarter of 2017. Higher core revenues were generated predominantly from commercial lines and loans, commercial real estate loans, personal lines and loans, private banking loans as well as non-interest income from treasury and merchant services, mortgages and brokerage services.

Net Interest Income

For the first quarter 2018, net interest income increased $272,000 to $4.6 million from the first quarter of 2017. Higher loan volume and an increase in interest rates, offset by only a slight increase in deposit costs, resulted in a 1 basis point increase in the Net Interest Margin in Q1 2018. Net interest income should continue to grow with higher loan volume and increasing interest rates along with the growth in low-cost core deposits to support the loan growth while continuing to improve the net interest margin.

Noninterest Income

Total noninterest income amounted to $1.4 million in Q1 2018 vs. $697,000 for the same period in 2017; noninterest income, net of non-recurring income in 2018, amounted to $757,000 during Q1 2018 vs. $697,000 in the first quarter of 2017. The non-recurring income during Q1 2018 was the recognition of the gain on bank owned life insurance.

The primary increase for non-interest income, net of the non-recurring income, for Q1 2018 was continued new account growth with the related ATM and interchange income, merchant services income, and investment income.

Noninterest Expense

Noninterest expense increased in the first quarter 2018 vs. Q1 of 2017 due to increased staffing associated with new account openings and production costs, including FDIC expenses. In addition, there was an increase in OREO write-downs and expenses. We also experienced increased personnel costs with the transition of a new Chief Credit Officer due to the retirement of our former Chief Credit Officer as well as the addition to staff of a new Chief Risk Officer. We continue to anticipate a return to normalized overhead and a favorable comparison to peers and core operating costs during 2018 following our core conversion in 2017.

Loans

Total loans were $456 million at March 31, 2018, up $28 million or 6% from the first quarter of 2017 and up $11 million or 10% on an annualized basis over the prior year ended December 31, 2017. Loan growth was driven by commercial real estate, commercial and industrial lines and term loans, consumer lines and loans as well as private client loans.

Deposits

Core deposit growth for Q1 2018 was up 4% over a similar period in 2017. Total deposits were $476 million and 3% over Q1 2017. Solid core deposit growth was achieved thus far in 2018 by continued growth in new banking relationships as well as growth in existing commercial and consumer accounts. Conversely, increased liquidity from strong core deposit growth resulted in a 45% reduction in wholesale funding and the associated interest expense.

Capital

Capital levels remained sound during Q1 2018 with total stockholders’ equity increasing $2.5 million through March 31, 2018. HomeTown Bank common equity tier 1 capital, total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage ratios were 11.6%, 12.4%, 11.6% and 10.7%, respectively. All ratios continue to exceed the current regulatory standards for well-capitalized institutions. Book value per common share amounted to $8.79 at March 31, 2018 vs. $8.72 at December 31, 2017 and $8.43 at March 31, 2017.

Credit Quality

Credit quality remained sound thru March 31, 2018 with an increase in the provision for loan losses of $237,000 in Q1 2018 vs. $70,000 in Q1 2017. The increased provision was a result of increased loan production and an increase in charge-offs.

Nonperforming Assets

OREO balances increased during Q1 2018 by $477,000 over Q1 2017. Non-performing assets, excluding performing restructured loans, increased to 0.93% of total assets at March 31, 2018 vs. 0.76% at March 31, 2017. Non-performing assets, including restructured loans, also increased slightly from 1.51% of total assets at March 31, 2017 to 1.63% at March 31, 2018.

Past Due and Nonaccrual Loans

Past due accruing loans improved from 0.33% in Q1 2017 to 0.21% of total loans in Q1 2018. Nonaccruals amounted to 0.32% of total loans at March 31, 2018 vs. 0.22% of total loans at March 31, 2017.

Allowance for Loan Losses

The allowance for loan losses totaled $3.86 million at March 31, 2018 compared to $3.73 million at March 31, 2017. Provisions for credit losses were $237,000 for the Q1 2018 quarter vs. $70,000 for Q1 2017 due to solid loan growth as well as charge-offs during the fiscal year.

* * *

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, and competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for quarter and year ending March 31, 2018)

HomeTown Bankshares Corporation
Consolidated Condensed Balance Sheets
March 31, 2018; December 31, 2017; and March 31, 2017

	March 31,	December 31,	March 31,
In Thousands	2018	2017	2017
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$16,906	$21,714	$28,005
Federal funds sold	187	180	51
Securities available for sale, at fair value	49,571	55,344	52,159
Restricted equity securities, at cost	2,447	2,371	2,290
Loans held for sale	592	1,587	123
Total loans	455,590	444,195	428,043
Allowance for loan losses	(3,860)	(3,758)	(3,726)
Net loans	451,730	440,437	424,317
Property and equipment, net	12,808	12,937	13,274
Other real estate owned, net	3,625	3,249	3,148
Other assets	13,341	12,434	10,946
Total assets	$551,207	$550,253	$534,313

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$109,682	$106,956	$106,585
Interest-bearing	366,626	370,364	358,060
Total deposits	476,308	477,320	464,645
Federal Home Loan Bank borrowings	12,794	11,028	9,917
Subordinated notes	7,262	7,254	7,232
Other borrowings	580	1,558	1,121
Other liabilities	2,683	2,201	2,335
Total liabilities	499,627	499,361	485,250

Stockholders’ Equity:
Common stock	28,820	28,777	28,756
Surplus	18,063	17,980	17,861
Retained surplus	4,957	3,767	2,012
Accumulated other comprehensive (loss) income	(781)	(141)	(14)
Total HomeTown Bankshares Corporation stockholders’ equity	51,059	50,383	48,615
Noncontrolling interest in consolidated subsidiary	521	509	448
Total stockholders’ equity	51,580	50,892	49,063
Total liabilities and stockholders’ equity	$551,207	$550,253	$534,313

HomeTown Bankshares Corporation
Consolidated Condensed Statements of Income
For the Three Months Ended March 31, 2018 and 2017

	For the Three Months
	Ended March 31,
In Thousands, Except Share and Per Share Data	2018	2017
	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$4,904	$4,624
Taxable investment securities	291	240
Nontaxable investment securities	59	87
Other interest income	85	74
Total interest income	5,339	5,025
Interest expense:
Deposits	577	554
Subordinated notes	134	134
Other borrowed funds	72	53
Total interest expense	783	741
Net interest income	4,556	4,284
Provision for loan losses	237	70
Net interest income after provision for loan losses	4,319	4,214
Noninterest income:
Service charges on deposit accounts	133	149
ATM and interchange income	227	178
Mortgage banking	195	207
Gains on sales of investment securities	60	13
Gain on bank owned life insurance	630	-
Other income	142	150
Total noninterest income	1,387	697
Noninterest expense:
Salaries and employee benefits	2,219	1,989
Occupancy and equipment expense	430	415
Advertising and marketing expense	181	130
Professional fees	109	233
Losses on sales, and writedowns of other real estate owned, net	158	-
Other real estate owned expense	141	13
Other expense	1,119	1,012
Total noninterest expense	4,357	3,792
Net income before income taxes	1,349	1,119
Income tax expense	147	342
Net income	1,202	777
Less net income attributable to non-controlling interest	12	12
Net income attributable to HomeTown Bankshares Corporation	1,190	765
Effective dividends on common stock	-	-
Net income available to common stockholders	$1,190	$765
Basic earnings per common share	$0.21	$0.13
Diluted earnings per common share	$0.20	$0.13
Weighted average common shares outstanding	5,795,005	5,763,383
Diluted average common shares outstanding	5,840,667	5,783,573

HomeTown Bankshares Corporation

Financial Highlights

In Thousands, Except Share and Per Share Data

	Three	Three
	Months	Months
	Ended	Ended
	Mar 31	Mar 31
	2018	2017
	(Unaudited)	(Unaudited)
PER SHARE INFORMATION
Book value per share, basic	$8.79	$8.43
Book value per share, diluted	$8.72	$8.43
Earnings (loss) per share, basic	$0.21	$0.13
Earnings (loss) per share, diluted	$0.20	$0.13

PROFITABILITY
Return on average assets	0.88%	0.59%
Return on average shareholders' equity	9.49%	6.40%
Net interest margin	3.55%	3.54%
Efficiency	68.98%	76.06%

BALANCE SHEET RATIOS
Total loans to deposits	95.65%	92.12%
Securities to total assets	9.44%	10.19%
Common equity tier 1 ratio BANK ONLY	11.6%	11.7%
Tier 1 capital ratio BANK ONLY	11.6%	11.7%
Total capital ratio BANK ONLY	12.4%	12.5%
Tier 1 leverage ratio BANK ONLY	10.7%	10.5%

ASSET QUALITY
Nonperforming assets to total assets	0.93%	0.76%
Nonperforming assets, including restructured loans, to total assets	1.63%	1.51%
Net charge-offs (recoveries) to average loans (annualized)	0.12%	(0.02)%

Composition of risk assets: (in thousands)
Nonperforming assets:
Nonaccrual loans	$1,478	$936
Other real estate owned	3,625	3,148
Total nonperforming assets, excluding performing restructured loans	5,103	4,084
Restructured loans, performing in accordance with their modified terms	3,861	3,980
Total nonperforming assets, including performing restructured loans	$8,964	$8,064

Allowance for loan losses: (in thousands)
Beginning balance	$3,758	$3,636
Provision for loan losses	237	70
Charge-offs	(148)	(16)
Recoveries	13	36
Ending balance	$3,860	$3,726